SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) is November 3, 2005

YP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification Number)

4940 E. Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 1.02.	Termination of a Material Definitive Agreement.
Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 3, 2005, YP Corp. (“YP”) entered into a Separation Agreement (“Agreement”) with Peter J. Bergmann (“Bergmann”) in connection with his resignation as Chairman and President of YP. Pursuant to the Separation Agreement, Bergmann will continue to serve as a director of the Company until the next annual meeting of the shareholders and has agreed to resign as chief executive officer immediately upon the filing of the Company’s Annual Report, which is expected to be in December 2005.

In consideration of a waiver of all rights to severance and certain other covenants and a general release of all claims by Bergmann, the Agreement provides for (i) the continued payment of the monthly salary Bergmann was receiving immediately prior to the Agreement until his resignation as CEO and (ii) the payment of 18 months of Bergmann’s current salary in one payment of $337,500 on or before January 2, 2006. YP will also continue to provide Bergmann with health insurance for 12 months or until he is employed elsewhere with a company that offers an insurance program.

Pursuant to the Agreement, Bergmann forfeited all shares of YP’s common stock and any other unvested capital stock or options to purchase such stock received by Bergmann, or an affiliated party, while employed by YP except for (i) 50,000 shares granted to Bergmann in 2002 that were fully vested, (ii) 600,000 shares of the total 1,000,000 shares granted to Bergmann in a Restricted Stock Agreement dated June 6, 2004, and (iii) 100,000 shares granted to Bergmann in April 2005. The parties agreed that the shares set forth in (ii) and (iii) above will remain subject to contractual restrictions on transfer for 18 months, or until a change of control or YP’s stock price achieving certain sustained levels.

In connection with the Separation Agreement described above, on November 3, 2005, YP and Bergmann terminated his Employment Agreement, dated June 6, 2004, and his Restricted Stock Agreement, dated June 6, 2004.

A copy of a press release announcing Bergmann’s resignation is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Item

99.1	Press Release titled “YP Corp. Announces Resignation of Peter J. Bergmann as Chairman & President”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2005	YP CORP.

/s/W. Chris Broquist
W. Chris Broquist, Chief Financial Officer